PARTIALLY EXCLUSIVE LICENSE AGREEMENT
                                   BETWEEN THE
                            UNITED STATES OF AMERICA
                               REPRESENTED BY THE
                  NATIONAL AERONAUTICS AND SPACE ADMINISTRATION

                                       AND

                              CJAB Associates, L.P.

     TABLE OF CONTENTS
     -------------------

           ARTICLE                                            PAGE NO.

           Preamble                                            4

I          Definitions                                         5

II         License Grant                                       8

III        Sublicenses                                         9

IV         Term of License                                    10

V          Practical Application                              10

VI         United States Manufacture                          10

VII        Royalty and Payment                                11

VIII       Reports                                            13

IX         Audit Rights                                       15

X          Marking                                            15

XI         Use of the NASA Name                               16

XII        Disclaimer of Warranties                           16

XIII       Risk Allocation and Indemnification                18

XIV        Patent Validity                                    19

XV          Points of Contact                                 21

XVI         Notices                                           21

XVII        Infringement                                      22

XVIII       Dispute or Breach                                 23

XIX         Termination or Modification                       24

XX          Assignment                                        26

XXI         Governing Law                                     26

XXII        Independent Entities                              27

XXIII       Effect of Partial Invalidity                      27

XXIV        Patent Prosecution and Maintenance                28

XXV         Nonwaiver                                         28

XXVI        Entire Agreement                                  28

XXVII       Article Headings                                  29

XXVIII      Counterparts                                      29

XXVIV       Acceptance                                        29

            Appendix I                                        30

            Appendix II                                       32

            Attachment                                        33

     LICENSE AGREEMENT

     PREAMBLE
     --------


This License Agreement ("AGREEMENT") is entered into between the National Aeronautics and Space Administration (NASA), an agency of the United States, hereinafter referred to as LICENSOR, having its headquarters at Washington, D.C., and CJAB Associates, L.P., a Limited Partnership of the State of Texas, having its principal place of business at 2008 Isla, Pearland, Texas, hereinafter referred to as LICENSEE, as of the date of execution of the last PARTY hereto.

WITNESSETH:

     WHEREAS, under the authority of 35 U.S.C. 200 et seq., the U.S. Department of Commerce has issued Patent Licensing Regulations (37 CFR Part 404) specifying the terms and conditions upon which licenses may be granted for inventions assigned to LICENSOR; and

     WHEREAS, LICENSOR is the assignee of the U.S. patents listed in APPENDIX II; and,

     WHEREAS, LICENSEE, in consideration of the grant of a license under the U.S. patents listed in APPENDIX II, will pay royalties, make all necessary capital investments, and achieve PRACTICAL APPLICATION of the invention; and,

     WHEREAS, LICENSOR has determined that the granting of a license to LICENSEE under the U.S. patents listed in APPENDIX II, will provide the necessary incentive for LICENSEE to achieve the desired early PRACTICAL APPLICATION of the invention and the granting of such license to LICENSEE will therefore be in the public interest;

     NOW, THEREFORE, in accordance with said Patent Licensing Regulations, and in consideration of the foregoing and of the terms hereinafter contained in this AGREEMENT, the LICENSOR and LICENSEE agree as set forth below:

     ARTICLE I

     Definitions
     -----------

"ACCOUNTING PERIOD" shall mean the period for which royalties are calculated. For this AGREEMENT, the period is every six (6) months.

"BREACH" shall mean (a) a violation or nonperformance by a PARTY of a MATERIAL term, condition, covenant or warranty herein, or (b) a misrepresentation made hereunder or (c) a misrepresentation by LICENSEE to induce LICENSOR to enter into this AGREEMENT (also see "MATERIAL").

"BREACHING PARTY" shall mean the PARTY in BREACH, as used in Section 19.2.

"GROSS SALES" shall mean either the total amount invoiced by or for LICENSEE, and, in the event that some or all of the amount invoiced by LICENSEE is in the form of non-monetary remuneration, then the equivalent dollar value sum of such remuneration, for all disposals i.e., (sales, uses, including uses by LICENSEE, leases, transfers, etc.) of ROYALTY-BASE PRODUCTS for consideration determined in, or as if in, an arm's length transaction.

"INSOLVENT" shall mean that LICENSEE has either ceased to pay its debts (which may include failure to pay royalty payments under this AGREEMENT) in the ordinary course of business or cannot pay its debts as they fall due or is insolvent within the meaning of the Federal Bankruptcy Code (11 U.S.C. 101
(31)).

"LICENSE COMMENCEMENT DATE" shall mean the date that the last PARTY has executed this AGREEMENT.

"LICENSE EXPIRATION DATE" shall mean the last day that this AGREEMENT is in effect.

"LICENSE TERM" shall mean the period of time starting with the LICENSE COMMENCEMENT DATE and ending with the LICENSE EXPIRATION DATE.

"LICENSED AREA" shall mean the United States of America and its territories and possessions, including the District of Columbia, and the Commonwealth of Puerto Rico, and any foreign countries in which an application for patent corresponding to one of more of the LICENSED PATENTS has or shall in the future be filed during the term of this AGREEMENT.

"LICENSED FIELD OR EMBODIMENT(S)" shall mean making, using, selling, proliferating, transferring and/or making other disposition of bone marrow cells and tissues, and bone-marrow derived peripheral blood cells and applications thereof, including but not limited to growth and commercialization of bone marrow blood cell cultures, growth and transplantation of blood cells and bone marrow; and the use of blood cells and bone marrow for commercial growth of bone marrow-derived biological products, including but not limited to red blood cells, white blood cells, platelets, cellular growth factors, and intercellular communication factors, and processes for making such products. The sources of testing and commercialization materials shall be derived from sources such as living donor biopsies, harvested from cadaver donors, or from peripheral blood cells. Specifically excluded as a source of bone marrow are human embryonic, fetal or neonatal cells and tissues.

"LICENSED INVENTION" shall mean the inventions defined by the claims of the LICENSED PATENTS and as may be further limited by ARTICLE II.

"LICENSED PATENTS" shall mean the United States Patents listed in APPENDIX II, and shall include any corresponding: reissue patents; modifications of said LICENSED PATENT(S) by means of certificates of correction or reexamination certificates; and continuation or divisional patent applications and patents (specifically excluding patent applications and patents containing new matter) derived from said LICENSED PATENT(S), and any foreign patents derived from the listed patents which have issued or may issue in the future

"MATERIAL," with respect to a particular matter (e.g., a BREACH), shall mean that the matter is shown to affect adversely (a) the rights and benefits of the other PARTY under this AGREEMENT; or (b) the ability of the other PARTY to perform its obligations hereunder; and, in either case, to such a degree that a reasonable person in the management of his or her own affairs would be more likely than not to decline to enter into this AGREEMENT in view of the matter in question.

"NET SALES" shall mean GROSS SALES, less allowances for returns and less (to the extent separately stated, and not charged to the customer or others, on the invoices): (1) regular trade and quantity discounts; (2) insurance and shipping charges from the point of origin; (3) duties, tariffs, and other customs charges; and (4) sales, use, value added, and similar taxes. In addition, LICENSEE shall be entitled to deduct from NET SALES any receivables which are deemed to be uncollectible according to generally accepted accounting principles consistently applied, following commercially reasonable efforts to collect receivables. Such bad debt deduction shall be applied to NET SALES in the period in which such receivables are written off.

"NONBREACHING PARTY" shall mean the PARTY not in BREACH, as used in Section
19.2.

"PARTY" shall mean a party to this AGREEMENT.

"PERSON" shall mean a natural person; a corporation (for profit or not-for-profit); an association; a partnership (general or limited); a joint venture; a trust; a government or political department, subdivision, or agency; or any other entity.

"PRACTICAL APPLICATION" shall mean, with respect to the LICENSED INVENTION, to reduce it to practice and to commercialize it, i.e., to manufacture it in the case of a composition or product, to practice it in the case of a process or method, or to operate it in the case of a machine or system; and, in each case, under such conditions as to establish: i) that a market for the LICENSED INVENTION has been created, and to the extent practicable, that a market has been created in the United States; ii) that it is being utilized; iii) that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms; and iv) that market demand, at least in the United States, shall be reasonably met.

"ROYALTY-BASE PRODUCTS" shall include the components of an item sold, used, leased, transferred, or otherwise disposed of by LICENSEE or its SUBLICENSEEs that is covered by or included within the LICENSED INVENTION. For purposes of this license, ROYALTY-BASE PRODUCTS include, but is not limited to, methods and processes for proliferating bone marrow tissues, red and white blood cells, and the resultant tissues and cells. ROYALTY-BASE PRODUCTS may include other components of the item not covered by or within the LICENSED INVENTION that LICENSEE or its SUBLICENSEEs would not have sold, used, leased, transferred, or otherwise disposed of but for the sale, use, lease, transfer, or other disposition of the LICENSED INVENTION. For purposes of this license, the revenue-producing sale, use, lease, transfer or other disposition of bone marrow tissues or cells, and red and white blood cells, and processes for making such products, constitute sales of ROYALTY-BASE PRODUCTS.

"SUBLICENSEE" shall mean any PERSON who has the right, granted by LICENSEE, to make, use, or sell the LICENSED INVENTION.

"THIRD PARTIES" shall mean PERSONS other than the LICENSOR and the LICENSEE.


ARTICLE II

                                  License Grant
                                  -------------

2.1 LICENSOR hereby grants to LICENSEE a terminable, royalty-bearing, exclusive license to practice, i.e., to make, have made, use, offer to sell, sell, transfer, or dispose of, the LICENSED INVENTION as limited to the LICENSED AREA and as limited to a LICENSED FIELD OR EMBODIMENT(S), as defined in ARTICLE I.

2.2 LICENSOR, upon request, will use reasonable efforts to grant LICENSEE, in accordance with 37 CFR 404, a license to practice any inventions assigned to LICENSOR, without which license or licenses, the practice of the LICENSED INVENTION would result in infringement. The grant of said license or licenses shall be limited, however, to the extent necessary to practice the LICENSED INVENTION. There will be no such grant where said inventions are licensed exclusively.

2.3 Notwithstanding anything to the contrary in this AGREEMENT, LICENSEE shall take the license granted in this ARTICLE II subject to any outstanding licenses or other rights in THIRD PARTIES under agreements executed by LICENSOR prior to the LICENSE COMMENCEMENT DATE. LICENSOR has not granted any licenses to third parties in any of the LICENSED PATENTS other than the following: License No. DE-199 to VivoRx, Inc.; License No. DE-200, which was terminated by LICENSOR, to VivoRx Pharmaceuticals, Inc.; LICENSE No. DE-305, in which NASA is a co-licensor with Tulane University, to Fisk Ventures, License No. DE-160 to Synthecon, Inc., as modified by NASA pursuant to the NASA letter dated February 15, 1996 addressed to Ms. Wendy K. Buskop, attorney, and License No. DE-322, to Synthecon, Inc. LICENSEE acknowledges that it has copies of pertinent portions of the above-listed licenses, including the respective licensed fields of use and listings of the patents licensed under the respective licenses.

2.4 LICENSOR reserves an irrevocable, royalty-free right to practice and have practiced the LICENSED INVENTION, and any other inventions as provided in
Section 2.2, throughout the world by or on behalf of the Government of the United States and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States.


ARTICLE III

                                  Sublicenses
                                  -----------

3.1 Upon written approval by LICENSOR, LICENSEE may grant a written royalty-bearing, sublicense under the license granted in ARTICLE II provided that it submits to LICENSOR a written request, in advance, for permission to grant the sublicense, including with said request a copy of the proposed sublicense. The proposed sublicense shall refer to and be generally consistent with this AGREEMENT and shall include the rights reserved by LICENSOR under
Section 2.4. The proposed sublicense shall include the condition that the sublicense shall automatically terminate upon the revocation or termination of this AGREEMENT. Approval by LICENSOR of such sublicense(s) will not be unreasonably withheld. If a proposed sublicense is rejected, LICENSOR will advise LICENSEE of its reason(s) therefor, and LICENSEE may remedy the proposed sublicense. LICENSOR and LICENSEE acknowledge that achievement of PRACTICAL APPLICATION pursuant to this AGREEMENT may require the granting of a sublicense from LICENSEE to a joint venture or similar entity, and sublicenses from such entity to underlying users or customers

3.2 LICENSEE shall furnish LICENSOR with a copy of the sublicense, consistent with the proposed sublicense approved by LICENSOR and executed by both LICENSEE and its SUBLICENSEE, within fifteen (15) days after the grant of the sublicense by LICENSEE.

3.3 LICENSEE shall submit to LICENSOR, for advance approval, any proposed modification of a sublicense. LICENSEE shall also submit to LICENSOR a copy of the sublicense modification (either as an addendum or a new sublicense), consistent with the proposed sublicense modification and executed by both LICENSEE and its SUBLICENSEE, within fifteen (15) days after the effective date of the sublicense modification.

3.4 The granting of a sublicense by LICENSEE shall not operate to relieve LICENSEE from any of its obligations under this AGREEMENT.

3.5 LICENSEE shall be responsible for and remit royalties based upon its SUBLICENSEE's activities as if said activities were its own.



                                   ARTICLE IV

                                 Term of License
                                 ---------------

4.1 The license granted in ARTICLE II will be in effect for a LICENSE TERM that is equal to the unexpired term of the last patent to be in effect of the patent(s) encompassed under the definition of LICENSED PATENTS. Except as may be expressly provided otherwise herein or agreed to in writing by LICENSOR, the license shall expire automatically at the end of the LICENSE TERM without notice to LICENSEE.

     ARTICLE  V

                              Practical Application
                             ----------------------

5.1 LICENSEE shall achieve PRACTICAL APPLICATION of the LICENSED INVENTION in accordance with the schedule set forth in the APPENDIX to this AGREEMENT and incorporated into this AGREEMENT. LICENSEE shall notify LICENSOR within 30 days of achieving PRACTIAL APPLICATION that PRACTICAL APPLICATION has been achieved. LICENSEE shall also provide evidence to verify the achievement.

5.2 LICENSEE, once PRACTICAL APPLICATION of the LICENSED INVENTION is achieved, shall thereafter maintain it throughout the LICENSE TERM.


ARTICLE VI

                            United States Manufacture
                          ---------------------------

6.1 In achieving PRACTICAL APPLICATION of the LICENSED INVENTION, LICENSEE agrees that any products embodying the LICENSED INVENTION or produced through the use of the LICENSED INVENTION shall be reduced to practice and manufactured substantially in the United States, in accordance with 35 U.S.C. 209(b).

6.2 LICENSEE shall make a bona fide attempt to use or sell the LICENSED INVENTION in the United States.

6.3 LICENSEE shall promptly report to LICENSOR its discontinuance of making the benefits of the LICENSED INVENTION available to the public.


ARTICLE VII

                              Royalty and Payment
                              ---------------------

7.1 In consideration of the license granted in ARTICLE II, LICENSEE shall remit to LICENSOR a nonrefundable license fee in the amount of one hundred thousand Dollars ($100,000), payable as follows:

(a) $15,000, payable upon execution of this AGREEMENT by LICENSEE;
(b) $40,000, payable four months following the LICENSE COMMENCEMENT DATE;
(c) $45,000, payable ten months following the LICENSE COMMENCEMENT DATE.

7.2 LICENSEE agrees to pay LICENSOR a running royalty of five percent (5%) of the NET SALES of ROYALTY-BASE PRODUCTS, provided that the sum of the NET SALES of ROYALTY-BASE PRODUCTS sold by LICENSEE does not exceed $1,000,000 in any ACCOUNTING PERIOD. In the event that the NET SALES OF ROYALTY-BASED PRODUCTS sold by LICENSEE within any ACCOUNTING PERIOD exceed $1,000,000, then LICENSEE shall pay LICENSOR a running royalty of five percent (5%) of NET SALES of ROYALTY-BASE PRODUCTS up to $1,000,000 and three percent (3.0%) of Net SALES of ROYALTY-BASE PRODUCTS in excess of $1,000,000 during any ACCOUNTING PERIOD. Running royalties shall be remitted to LICENSOR within 30 days of the end of every ACCOUNTING PERIOD, i.e., within 30 days after the first day of each January and July.

7.3 LICENSEE agrees to pay LICENSOR a minimum royalty of $10,000 at the end of each of the four ACCOUNTING PERIODS occurring during the years 2004 and 2005, and $15,000 at the end of each of the four ACCOUNTING PERIODS occurring during the years 2006 and 2007, and $25,000 at the end of each ACCOUNTING PERIOD thereafter. Such minimum royalty payments shall be remitted within 30 days of the end of every ACCOUNTING PERIOD, subject to the provisions of Section 7.4. Further, notwithstanding any other provision of this AGREEMENT, if, pursuant to its performance of this AGREEMENT, LICENSEE diligently endeavors in good faith to obtain one or more sublicenses from any third party to whom LICENSOR has granted license rights which would otherwise be infringed, or which LICENSEE reasonably apprehends might be alleged to be infringed pursuant to the performance of this AGREEMENT, or to obtain a further license from LICENSOR with respect to such license rights, and is unable to obtain such sublicense(s) from a third party, or to obtain a further license from LICENSOR, and upon the provision to LICENSOR of 30-days written notification of such an eventuality , then all dates set forth in Sections 7.1 and 7.3 hereof with respect to future payments which become due under this AGREEMENT shall commence and be calculated from the commencement date of the last such sublicense or further license from LICENSOR.

7.4 The minimum royalties specified in Section 7.3 shall not be due for any particular ACCOUNTING PERIOD if the running royalties specified in Section 7.2 are equal or greater than the minimum royalty.

7.5 LICENSEE agrees that in the event any ROYALTY-BASE PRODUCTS shall be sold, transferred, or disposed of, to a third-party for purposes of resale in a transaction that does not represent an arm's length transaction, then the royalties to be paid under this AGREEMENT for the ROYALTY-BASE PRODUCTS shall be based upon the NET SALES of the ROYALTY-BASE PRODUCTS by the third-party, rather than upon the NET SALES of the LICENSEE. Examples of transactions that do not reflect an arm's length transaction includes sales, transfers or disposals(1) to any type of organization or individual who owns a controlling interest in LICENSEE by stock ownership or otherwise, (2) to any type of organization in which LICENSEE shall own, directly or indirectly, a controlling interest by stock ownership or otherwise, or (3) to any type of organization with which, or individual with whom, LICENSEE, its stockholders, or associated companies shall have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, an arrangement involving a division of profits, or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such organization or individual for the ROYALTY-BASE PRODUCTS would be higher than the NET SALES reported by LICENSEE, or if such agreement, understanding, or arrangement results in extending to such organization or individual lower prices for ROYALTY-BASE PRODUCTS than those charged to outside concerns buying similar merchandise in similar amounts and under similar conditions.

7.6 Under this AGREEMENT, ROYALTY-BASE PRODUCTS will be considered sold when invoiced, except that upon expiration of the LICENSED PATENTS, or upon termination of the license, all shipments made on or prior to the day of such expiration or termination which have not been invoiced prior thereto shall be royalty-bearing.

7.7 Royalties shall be paid within thirty (30) days of the end of each ACCOUNTING PERIOD. Royalties shall be paid by check, denominated in United States dollars, and made payable to the National Aeronautics and Space Administration. The check shall be mailed to LICENSOR at the address set forth in ARTICLE XV of this AGREEMENT concurrently with the report required in ARTICLE VIII of this AGREEMENT. LICENSOR's acceptance of any royalty payment does not eliminate LICENSOR's right to contest the accuracy of such payment in the future.

7.8 LICENSOR shall assess interest, penalties, and administrative costs in accordance with the Federal Claims Collections Standards, 4 CFR 100-105, on all payments due LICENSOR which are not timely paid by LICENSEE.


ARTICLE VIII

     Reports
     -------

8.1 LICENSEE shall submit to LICENSOR written reports within thirty (30) days of the end of every ACCOUNTING PERIOD whether or not royalties are due. Each report shall be submitted concurrently with the royalties required by ARTICLE VII. To ensure that any proprietary information submitted by LICENSEE is protected to the fullest extent of the law, LICENSEE should mark with a proprietary notice, any portions of the report that is considered proprietary to LICENSEE.

8.2 Each report shall include the following information:

(a) With reference to the schedule set forth in the APPENDIX to this AGREEMENT, a narrative description of the steps being taken to reduce the LICENSED INVENTION to practice.

(b) With reference to the schedule set forth in the APPENDIX to this AGREEMENT, a narrative description of the steps being taken to create a market demand for the LICENSED INVENTION, to commercialize the LICENSED INVENTION, and to meet market demand for the LICENSED INVENTION.

(c) A narrative description of the ROYALTY-BASE PRODUCTS currently being offered for sale by LICENSEE and its SUBLICENSEEs. Copies of current sales brochures, promotional materials, and price lists shall be included with this description.

(d) A list of the geographic locations at which the LICENSED INVENTION is being manufactured.

(e) The number and type of ROYALTY-BASE PRODUCTS sold or disposed of by LICENSEE.

(f) The number and type of ROYALTY-BASE PRODUCTS sold or disposed of by each SUBLICENSEE (if any).

(g) The number and type of ROYALTY-BASE PRODUCTS sold or disposed of by each reseller of ROYALTY-BASE PRODUCTS under Section 7.5.

(h) LICENSEE's GROSS SALES.

(i) GROSS SALES for each SUBLICENSEE (if any).

(j) GROSS SALES for each reseller of ROYALTY-BASE PRODUCTS under Section 7.5.

(k) LICENSEE's NET SALES.

(l) NET SALES for each SUBLICENSEE (if any).

(m) NET SALES for each reseller of ROYALTY BASED PRODUCTS under Section 7.5.

(n) The amount of royalties due LICENSOR.

8.3 Each report shall be accompanied by a certification by an officer of LICENSEE that the LICENSEE is complying with the terms and conditions of this AGREEMENT and that the responses to each part of Section 8.2 are accurate and complete.

8.4 LICENSEE shall, on an annual basis, submit to LICENSOR an audited balance sheet and an audited income statement. Internal audits are permissible, but LICENSOR reserves the right to require an independent audit and additionally reserves the right to approve of the auditor.

8.5 A final report shall be submitted to LICENSOR by LICENSEE within thirty (30) days after the termination of this AGREEMENT.


ARTICLE IX

AUDIT RIGHTS

9.1 LICENSEE shall keep full, true, and accurate records for the purpose of LICENSOR verifying LICENSEE's reports to LICENSOR under ARTICLE VIII, verifying LICENSEE's royalty payments to LICENSOR under ARTICLE VII, and for determining LICENSEE's activities in general under the AGREEMENT. These records shall include, but are not limited to, ledgers and journals of account, customer orders, invoices, shipping documents, inventory records, computer records, purchase orders, and tax records. These records, as a whole, shall include information which will allow, at a minimum, identification of suppliers, customers, items sold or otherwise transferred, and/or services rendered, as well as whether the LICENSEE is operating within the scope of its license.

9.2 The records described in Section 9.1 shall be available for audit by LICENSOR, or by an authorized representative of LICENSOR, at all reasonable times for the LICENSE TERM and for three (3) calendar years thereafter. In addition, LICENSEE shall permit inspection by LICENSOR, or by an authorized representative of LICENSOR, of LICENSEE's assembly facilities and of LICENSEE's inventory of ROYALTY-BASE PRODUCTS, including parts, works-in-progress, and finished goods, during any audit by LICENSOR.

9.3 If LICENSOR, as a result of an audit, discovers an underpayment of royalties which exceeds $20,000.00, then LICENSEE shall reimburse LICENSOR for the reasonable cost of the audit, including all related costs of performing the audit (e.g., travel, food, lodging, cost of professional services, etc.), in addition to any penalties assessed pursuant to Section 7.8.

ARTICLE X

                                    Marking
                                    -------

10.1 LICENSEE and all SUBLICENSEEs shall mark all ROYALTY-BASE PRODUCTS, or products incorporating ROYALTY-BASE PRODUCTS, in accordance with the statutes of the United States relating to the marking of patented articles (see 35 U.S.C.
287). Such marking shall be accomplished by fixing on the article or when, from the character of the article, this cannot be done, by fixing to it, or to the package wherein one or more of the articles is contained, a label including the notation "Licensed from the National Aeronautics and Space Administration under (insert license number)." Such marking shall also be included into all literature and/or advertising materials describing the LICENSED INVENTION.


ARTICLE XI

                              Use of the NASA Name
                            ------------------------

11.1 Except as required by Section 10.1, LICENSEE may use the name of LICENSOR, or the acronym "NASA," only in truthful statements concerning its relationship with LICENSOR. The letters 'NASA' may be used in such truthful statements only if they are:

(a) used in their normal typed or printed form;

(b) the same size, color, and intensity as the rest of the words in a sentence;

(c) not used in their stylized version as they appear in the NASA logotype or NASA insignia; and

(d) not used to indicate that NASA approves of the LICENSEE's products, processes, etc.

11.2 Uses of the letters 'NASA', other than those required by Section 10.1 or specified in Section 11.1, shall require the express written approval of LICENSOR. Approval by LICENSOR shall be based on applicable law (i.e., 42 U.S.C. 2459(b), 2472(a), and 2473(c)(1); and 14 CFR 1221.100 et seq.) and
NASA policy governing the use of the letters 'NASA' and the words 'National Aeronautics and Space Administration' and shall not be unreasonably withheld.

11.3 LICENSEE agrees to make copies of its marketing literature available to LICENSOR so that LICENSOR can determine that such use is in accordance with the terms of this ARTICLE.


ARTICLE XII

DISCLAIMER OF WARRANTIES

12.1 EXCEPT AS SPECIFICALLY STATED AT 2.3, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, AS TO ANY MATTER WHATSOEVER.

12.2 In particular, nothing in this AGREEMENT shall be construed as:

(a) A warranty or representation by LICENSOR as to the validity or scope of any LICENSED PATENT; or

(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this AGREEMENT is or will be free from infringement of any type, including patent infringement, copyright infringement, and trademark infringement; or

(c) A requirement that LICENSOR shall file any patent application, secure any patent, or maintain any patent in force, other than maintaining the LICENSED PATENTS as set forth in Article XXIV; or

(d) An obligation to bring or prosecute actions or suits against THIRD PARTIES for infringement; or

(e) An obligation to furnish any manufacturing or technical information; or, if any such information is supplied, a warranty or representation that such information is accurate; or

(f) Conferring a right to use in advertising, publicity or otherwise the name of any inventor of the LICENSED INVENTION or the NASA name, seal, insignia, logotype or any other adaptation without the prior written consent of LICENSOR (except as otherwise provided in ARTICLE XI); or

(g) Precluding the export from the United States of ROYALTY-BASE PRODUCTS on which royalties shall have been paid as provided in ARTICLE VII, provided that the item can be exported under the export control laws of the United States; or

(h) Granting by implication, estoppel, or otherwise, any licenses or other rights under any patent of LICENSOR or any other PERSON in the United States or any foreign country; or

(i) Granting by implication, estoppel, or otherwise, any licenses or rights under patents or patent applications of LICENSOR other than the LICENSED INVENTION, regardless of whether such other patents or patent applications are dominant, subordinate, or an improvement to the invention or inventions as claimed, of the LICENSED PATENTS or LICENSED PATENT APPLICATIONS, nor to other applications that did not claim the invention.

(j) Conferring upon any PERSON (1) any immunity from or defenses under the antitrust laws, (2) any immunity from a charge of patent misuse, or (3) any immunity from the operation of Federal, State, or other law.


ARTICLE XIII

                      Risk Allocation and Indemnification
                     --------------------------------------

13.1 LICENSOR makes no representation, extends no warranties of any kind, either express or implied, and assumes no responsibility whatever with respect to use, sales, or other disposition by LICENSEE or its vendees or other transferees of products incorporating or made by the use of (1) the LICENSED INVENTION or (2) information, if any, furnished under this AGREEMENT.

13.2 LICENSEE shall indemnify LICENSOR, its officers and employees, and hold them harmless against all liabilities, demands, damages, expenses, or losses including, but not limited to, attorney's fees, court costs, and the like, arising (1) out of the use by LICENSEE or its transferees of the LICENSED INVENTION or information furnished under this AGREEMENT, or (2) out of any sale, use, or other disposition by LICENSEE or its transferees of products, processes, or compositions, made by use of such inventions or information.

13.3 It shall be the sole responsibility of the LICENSEE to ensure that any and all embodiments of the LICENSED INVENTION are safe under all circumstances.

13.4 Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this AGREEMENT, other than as provided in Sections 13.1 and 13.2, or other than for infringement of one PARTY's intellectual property rights by another PARTY, (including any engagement in licensable activities by licenses beyond the scope of the license provided by this AGREEMENT), neither PARTY will be liable to the other PARTY (nor to any THIRD PARTY claiming rights derived from the other PARTY's rights) for incidental, consequential, special, punitive, or exemplary damages of any kind, including lost profits, loss of business, or other economic damage, and further including injury to property, as a result of breach of any warranty or other term of this AGREEMENT, regardless of whether the PARTY liable or allegedly liable was advised, had reason to know, or in fact knew of the possibility thereof.

13.5 Prior to commencement of clinical trials involving human test subjects, LICENSEE agrees to have implemented and maintained product liability insurance naming LICENSOR as an additional insured with a reputable insurance company approved by LICENSOR in an amount not less than five million dollars ($5,000,000) per person, and ten million dollars ($10,000,000) aggregate. LICENSEE shall provide LICENSOR with certified copies of such policy or policies within thirty (30) days of the purchase of each policy and will notify LICENSOR of any cancellation or lapse in said coverage.

ARTICLE XIV

                                Patent Validity
                                ----------------

14.1 If, in any proceeding in which the validity, infringement, or priority of invention of any claim of any of the LICENSED PATENTS is in issue, a judgement or decree is entered which becomes final (below referred to as an "final judgement"), the construction placed upon any such claim by such final judgement shall thereafter be followed, not only as to such claim but as to all claims to which such construction applies, with respect to subsequently occurring acts. If such final judgement holds any claim invalid, LICENSEE shall be relieved prospectively (1) from including in its reports ROYALTY-BASE PRODUCTS sold or otherwise disposed of covered only by such claim or any broader claim to which such final judgement is applicable, and (2) from the performance of those other acts which may be required by this AGREEMENT only because of any such claim. However, if there are two or more conflicting final judgements with respect to the same claim based on the same grounds or where the same issues were raised, the decision of the higher tribunal shall be followed, but if the tribunals be of equal dignity, then the decision more favorable to the claim shall be followed.

14.2 In the event evidentiary material comes to the attention of the LICENSEE subsequent to the LICENSEE's execution of this AGREEMENT which, in the judgement of the LICENSEE, bears on the validity or scope of any LICENSED PATENT(S), the LICENSOR will in good faith discuss with the LICENSEE whether such evidentiary material so affects the validity or scope of the LICENSED PATENT(S) to which it is asserted to apply that the terms of the license in respect to such LICENSED PATENT(S) should be modified.

14.3 The LICENSEE, subsequent to the date of its execution of this AGREEMENT, may assert the invalidity of any claim in any LICENSED PATENT(S), if coupled with or followed by:

(a) Withholding, or notice of intention to withhold, or denial of obligation to pay, royalties otherwise payable under this AGREEMENT in respect to the LICENSEE's operations under such claim; or

(b) Initiation or participation in a suit challenging or denying the validity of such claim in reference to LICENSEE's operations under this AGREEMENT, that may, at the option of the LICENSOR, be conclusively presumed to constitute LICENSEE's termination, as of the earliest provable date of such withholding, notice, denial, initiation, or participation, of its AGREEMENT including its obligation for payment of royalties due from the date of the termination.

ARTICLE XV

                                Points of Contact
                              -------------------

15.1 The following individuals are designated as the points of contact for their respective PARTY. These points of contact are the principal representatives of the PARTIES involved in the performance of this AGREEMENT.

LICENSOR                              LICENSEE

Name: James M. Cate               Name: CJAB Associates, L.P.

Title: Patent Attorney            Title: President of CJAB
                                  Associates G.P., Inc.,
Address:                          its General Partner
 NASA Johnson Space Center/HA
 NASA One Road                    Address: 2008 Isla
 Houston,  TX  77058              Pearland, TX 77581

Tele. No.: 281 483-1001           Tele. No.: (281) 412-7905
Facsimile: 281 244-8452           Facsimile: (281) 412-7901
james.m.cate@jsc.nasa.gov         cpwhite10@aol.com
-------------------------          -----------------



ARTICLE XVI

                                    Notices
                                    -------

16.1 Notices hereunder will be delivered and effective as follows:

(a) Every notice required or contemplated by this AGREEMENT to be given either PARTY may be delivered in person or may be sent by courier, telecopy, express mail, telex, telegraph or postage prepaid certified or registered air mail (or its equivalent under the laws of the country where mailed), addressed to the PARTY for whom it is intended, at the address specified in ARTICLE XV. Either PARTY may change its address for notice by giving notice to the other PARTY of the change.

(b) Any written notice will be effective no earlier than the date actually received.

(c) Unless otherwise provided in this AGREEMENT, notice by courier, or by express, certified, or registered mail, will be effective on the date it is officially recorded as delivered by return receipt or the equivalent, and in the absence of such record as to delivery, it will be rebuttably presumed to have been delivered on the fifth business day after it was deposited, first-class postage prepaid, in the mails.

(d) Notice by telex or telegraph will be deemed given at the time it is recorded by the carrier in the ordinary course of business as having been delivered, but in any event no later than one business day after dispatch.

(e) Notice not given in writing will be effective only if acknowledged in writing by a duly authorized officer of the PARTY to whom it was given.

(f) As used in this ARTICLE, a reference to a particular date means the date itself, if a business day, otherwise the first business day after the date.

ARTICLE XVII

                                  Infringement
                                  ------------

17.1 If LICENSEE becomes aware of an infringement or has reasonable cause to believe that there has been an infringement of any LICENSED PATENT, LICENSEE shall notify LICENSOR in writing concerning LICENSEE's knowledge of any infringement or of the reasonable cause for belief of infringement. Such notice should include: an analysis of how the claims of any LICENSED PATENT(S) read-on the allegedly infringing articles; the identity of the alleged infringers; a statement as to whether the alleged infringers are making, using, or selling the allegedly infringing articles; a statement describing the extent of the alleged infringement; and a statement which describes and quantifies the harm being suffered by the LICENSEE as a result of the alleged infringement. If such notice and information are furnished, LICENSOR may volunteer its opinion as to whether reasonable cause exists to believe that there has been an infringement. LICENSEE is authorized under the provisions of Chapter 29 of Title 35, United States Code, or other statutes, (a) to bring suit in its own name, at its own expense, and on its own behalf, for infringement of the LICENSED PATENT(S), and (b) in any such suit, to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature, recoverable from such infringement, subject to payment of royalties due to NASA, and further, (c) to settle any claim or suit for infringement of the LICENSED PATENT(S), as by granting a sublicense under this AGREEMENT. With respect to the royalties due to NASA from LICENSEE's successful infringement action, the parties agree to enter into good faith negotiations to arrive at the appropriate amount of royalties due to NASA. The authority to bring suit is subject to the continuing right of the United States to bring suit itself or to intervene in LICENSEE's suit; and, in either event, LICENSEE shall give LICENSOR reasonable notice and assistance.


ARTICLE XVIII

DISPUTE OR BREACH

18.1 All disputes concerning the interpretation or application of this AGREEMENT shall be discussed mutually between the PARTIES. Any disputes which are not disposed of by mutual agreement shall be decided by the NASA Associate General Counsel (Intellectual Property), or designee, who shall reduce the decision to writing and mail or otherwise furnish a copy thereof to LICENSEE. LICENSEE may respond to an adverse decision in accordance with the procedures set forth in
Article 19.8.

18.2 In the event of a BREACH of any provision of this AGREEMENT, the NONBREACHING PARTY shall give the BREACHING PARTY notice describing the BREACH and stating that the BREACHING PARTY has thirty (30) days after receipt of the notice of the BREACH to cure the BREACH or show cause why the AGREEMENT should not be terminated in accordance with Article 19.8.

18.3 If a provision of this AGREEMENT sets forth a cure period for the BREACH in question other than thirty (30) days, then that provision shall take precedence over the cure period set forth in Article 18.2.

18.4 No cure period is required, except as may be otherwise provided in this AGREEMENT, if:

(a) this AGREEMENT sets forth specific deadline dates for the obligation allegedly breached; or

(b) this AGREEMENT otherwise states that no cure period is required in connection with the termination in question.

18.5 The BREACHING PARTY will be deemed to have cured such BREACH if within the cure period it takes steps reasonably adequate to alleviate any damage to the NONBREACHING PARTY resulting from the BREACH and to prevent a similar future BREACH.


ARTICLE XIX

                          Termination or Modification
                          -----------------------------

19.1 The PARTIES may terminate or modify this AGREEMENT by mutual consent upon such terms as they may agree in writing.

19.2 Either PARTY may terminate this AGREEMENT by failing to extend the LICENSE TERM, if an extension is provided for in Section 4.1.

19.3 Either PARTY may terminate this AGREEMENT upon the discovery by one PARTY of any intentional MATERIAL false statement or misrepresentation made or submitted by the other PARTY which BREACHES any obligation under the terms of this AGREEMENT or upon the discovery by one PARTY that the other PARTY has committed a MATERIAL breach of a provision of the AGREEMENT.

19.4 LICENSEE may prospectively terminate this AGREEMENT upon ninety (90) days written notice to LICENSOR.

19.5 This AGREEMENT may be terminated by LICENSOR if:

     (a) LICENSOR determines that LICENSEE has failed or will fail to achieve and maintain PRACTICAL APPLICATION of the LICENSED INVENTION as provided by
Section 5.

     (b) LICENSOR determines that LICENSEE has failed or will fail to both reduce to practice and substantially manufacture the LICENSED INVENTION in the United States as provided by Section 6.1

     (c) LICENSOR determines that LICENSEE has failed or will fail to meet market demand for the LICENSED INVENTION.

     (d) LICENSEE fails to pay royalties and submit reports as provided by
ARTICLE VII and VIII.

     (e) LICENSOR determines that such action is necessary to meet the requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by LICENSEE.

19.6 LICENSOR may terminate this AGREEMENT if LICENSEE becomes "INSOLVENT." LICENSEE must notify LICENSOR within thirty (30) days after becoming INSOLVENT. LICENSEE's failure to conform to this requirement shall be deemed a material, incurable breach.

19.7 LICENSEE must promptly inform LICENSOR of its intention to file a voluntary petition in bankruptcy or of another's communicated intention to file an involuntary petition in bankruptcy. LICENSOR may terminate this AGREEMENT upon receiving notice of intention to file. LICENSEE's filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

19.8 Before LICENSOR unilaterally modifies, or terminates this AGREEMENT for any cause, LICENSOR will furnish LICENSEE and all SUBLICENSEES of record a written notice stating LICENSOR's intention to modify or terminate the AGREEMENT and the reasons therefor. LICENSEE and SUBLICENSEES of record will be allowed thirty
(30) days after: (1) receipt of such notice to remedy any BREACH of the AGREEMENT or show cause why the AGREEMENT should not be unilaterally modified or terminated; or, (2) receipt of a decision regarding a dispute, rendered in accordance with Article 18.1, to rebut such decision. A response to a notice of modification or termination or to a notice of a dispute determination should be addressed to the General Counsel, National Aeronautics and Space Administration, Washington, DC 20546. The General Counsel will render a determination based on the LICENSEE'S response within a reasonable time. Absent any response from LICENSEE to the notice regarding the modification, termination and/or dispute determination, the determination by the General Counsel will be final and/or the AGREEMENT will be unilaterally modified or will terminate, effective thirty-one
(31) days from the receipt of the notice of modification, termination or dispute determination, with no right to appeal under Section 20.9.

19.9 LICENSEE may appeal in writing to the NASA Administrator, any determination rendered by the General Counsel in accordance with Section 20.8, within thirty
(30) days after receipt of such determination.,. The notice of appeal and all supporting documentation should be addressed to the Administrator, National Aeronautics and Space Administration, Washington, DC 20546. LICENSEE shall be afforded an opportunity to be heard and to offer evidence in support of its appeal. The decision on the appeal shall be made by the NASA Administrator or designee, which shall be the final agency decision from which there will be no further right of administrative appeal. Nothing in this Article shall be interpreted as precluding actions at law.

19.10 If no action is taken under Section 19.9, then the decision to modify or terminate this AGREEMENT shall become final within thirty-one (31) days after receipt of the determination rendered by the General Counsel in accordance with 19.8.

19.11 All royalties and reports due up to and including the date of termination of this AGREEMENT are due within thirty (30) days of the date of termination.


ARTICLE XX

ASSIGNMENT

20.1 Upon written approval by LICENSOR, LICENSEE may assign this AGREEMENT provided that LICENSEE submits to LICENSOR, in advance, a written request for permission to grant the assignment, information that NASA considers necessary to evaluate the proposed assignment, and a copy of the proposed assignment. If LICENSOR approves the assignment as being consistent with the Government's interests, the PARTIES and the assignee will be required to execute a novation agreement. At a minimum, the novation agreement will provide that LICENSEE waives all rights under the license, the assignee assumes all obligations under the AGREEMENT and that LICENSOR recognizes the assignee as the successor in interest to the AGREEMENT.


ARTICLE XXI

GOVERNING LAW

21.1 This AGREEMENT will be interpreted and enforced in accordance with United States federal law.


ARTICLE XXII

INDEPENDENT ENTITIES

22.1 The Parties are separate and independent entities. Except as may be expressly and unambiguously provided in this AGREEMENT, no partnership or joint venture is intended to be created by this AGREEMENT, nor any principal-agent or employer-employee relationship.

22.2 Except to the extent expressly provided in this AGREEMENT, neither PARTY has, and neither PARTY shall attempt to assert, the authority to make commitments for or to bind the other PARTY to any obligation.


ARTICLE XXIII

EFFECT OF PARTIAL INVALIDITY

23.1 If any one of more of the provisions of this AGREEMENT should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, and as long as the fundamental objectives of the AGREEMENT can be carried out, then:

(a) the validity and enforceability of all provisions of this AGREEMENT not ruled to be invalid or unenforceable will be unaffected;

(b) the provision(s) held wholly or partly invalid or unenforceable will be deemed to be amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the PARTIES' intent as manifested herein; and

(c) if the ruling, and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question, as originally set forth in this AGREEMENT, will be deemed to be valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

                                  ARTICLE XXIV

                       Patent Prosecution and Maintenance

24.1 Domestic Prosecution: Subject to the provisions of Article XII, NASA shall continue to maintain the LICENSED PATENTS, and any patents issuing from the LICENSED PATENT APPLICATIONS, in the United States, utilizing a reasonable standard of care in such prosecution not less than the standard taken with respect to its other prosecution.

24.2 Foreign Prosecution: It is acknowledged by LICENSEE that the LICENSED PATENTS under AGREEMENT are domestic patents, and that LICENSOR assumes no obligations or responsibilities for the prosecution or maintenance of any foreign patents or patent applications.


                                   ARTICLE XXV

                                    Nonwaiver
                                    ---------

25.1 The failure of either PARTY at any time to require performance by the other PARTY of any provisions of this AGREEMENT shall in no way affect the right of such PARTY to require future performance of that provision. Any waiver by either PARTY of any BREACH of any provision of this AGREEMENT shall not be construed as a waiver of any continuing or succeeding BREACH of such provision, a waiver of the provision itself, or a waiver of any right under this AGREEMENT.


                                  ARTICLE XXVI

                                Entire Agreement
                                -----------------

26.1 Except as may be expressly provided otherwise herein, this AGREEMENT constitutes the entire agreement between the PARTIES concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the PARTIES with reference thereto will be of any force or effect. This AGREEMENT may only be modified by written agreement of the PARTIES.


ARTICLE XXVII

ARTICLE HEADINGS

27.1 The ARTICLE headings contained in this AGREEMENT are for reference purposes only and shall not in any way control the meaning or interpretation of this AGREEMENT.


ARTICLE XXVIII

COUNTERPARTS

28.1 This AGREEMENT may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the PARTIES, provided that each PARTY executes at least one such duplicate or duplicate signature page. The PARTIES stipulate that a photostatic copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the PARTIES.

ARTICLE XXVIV

ACCEPTANCE

29.1 In witness whereof, each PARTY has caused this AGREEMENT to be executed by its duly authorized representatives:

LICENSOR:                              LICENSEE:

National Aeronautics and               CJAB Associates, L.P.
 Space Administration


By: /s/ Edward A. Frankle              BY: CJAB Associates G.P., Inc.,
                                       its general partner

Typed Name Edward A. Frankle           By: /s/ C.P. White, Jr.
Title: General Counsel                 President

Date: March 8, 2001                    Date: March 8, 2001


NOTICE: THIS APPENDIX I INCLUDES COMMERCIAL AND FINANCIAL INFORMATION RECEIVED FROM LICENSEE WHICH IS CONSIDERED PRIVILEGED AND CONFIDENTIAL.


APPENDIX I

Practical  Application:  Development  Plan  and  Milestone  Events
------------------------------------------------------------------

     PRACTICAL APPLICATION of the LICENSED INVENTIONS in accordance with Articles I and V shall include the following milestone events, which are accepted by the parties as criteria with respect to whether or not PRACTICAL APPLICATION of the LICENSED INVENTIONS is being accomplished within the respective LICENSED FIELD(S) OR EMBODMENT(S).

     In the performance of LICENSEE'S development plan (incorporated into this AGREEMENT as ATTACHMENT I) for achieving PRACTICAL APPLICATION of the LICENSED INVENTIONS, LICENSEE commits to aggressively pursue the development and commercialization of the LICENSED INVENTIONS. Such development and commercialization will include proof of principle testing, scale-up, Government approvals, and marketing necessary to achieve commercialization of the products and processes of the LICENSED INVENTIONS for human therapeutic and clinical applications.

     It is acknowledged that PRACTICAL APPLICATION of the LICENSED INVENTIONS encompasses medical and clinical applications of bone marrow tissues, produced in accordance with the LICENSED INVENTIONS, for human therapeutic uses. Examples of such applications include the proliferation of bone marrow tissues from tissues derived from human patients, and the introduction or implantation of the proliferated tissues into human patients for the treatment of leukemia and other medical conditions. Whether performed by LICENSEE or by a SUBLICENSEE of LICENSEE under this AGREEMENT, the accomplishment of such commercialization for human therapeutic applications is the responsibility of LICENSEE.

     In conjunction with the performance of the development phases listed below and the development plan provided by LICENSEE, LICENSEE commits to the following minimum levels of expenditures supporting the achievement of PRACTICAL APPLICATION of the LICENSED INVENTIONS pursuant to the provisions of this
AGREEMENT: $500,000 shall have been invested within 12 months from the effective date of this AGREEEMENT, and an aggregate of $2,000,000 shall have been invested during the period extending for 30 months from the effective date of the AGREEMENT. These minimum expenditures for the achievement of PRACTICAL APPLICATION of the LICENSED INVENTIONS are exclusive of expenditures for achieving development and/or commercialization of other technologies, or development and/or commercialization in fields of use other than those set forth in this AGREEMENT.

     The product development benchmarks are as follows, in which the performance dates indicate the period of time subsequent to the effective date of the AGREEMENT in which the respective step will be accomplished, unless otherwise indicated:


1) Proof-of Principle Experimentation:                               24 months
Proof-of-principle experimentation, including proliferation of effecaceous quantities of bone marrow tissues in the bioreactors, testing and evaluation of such tissues. Begin pilot scale production and sales of tissues, for research and/or veterinary purposes. Begin pre-clinical research; arrange research program(s) with investigators; review and begin application process for any Government approval procedures, such as FDA approvals, necessary for commercialization of the tissues for human therapeutic applications.

2)  Commercialization for Human Medical Applications:                36 Months
(A.) In the event an IND or Good Manufacturing Approval will be required for commercialization of the tissues, proceed with the requisite approval process and pursue commercialization of the LICENSED INVENTIONS for human therapeutic application(s) in accordance with the schedule provided below.
In the event that: (1) LICENSEE determines that the scope of investment and manpower necessary to proceed to full commercialization of the LICENSED INVENTIONS will necessitate reliance upon one or more commercial partner(s), then LICENSEE shall proceed to survey prospective commercial partner(s), and pursue negotiations with such prospective commercial partners with respect to entering into one or more sublicense(s), pursuant to Article III, for the achievement of commercialization of the LICENSED INVENTIONS for such medical applications; by the 36th-month anniversary, LICENSEE shall have identified and negotiated SUBLICENSE(S) under this AGREEMENT, pursuant to Article III, with one or more commercial partners. Such SUBLICENSES shall include, inter alia, provisions under which the sublicensee(s) shall commit to the achievement of any necessary FDA approval processes, and to levels of investments commensurate with the achievement of commercialization of the

LICENSED INVENTIONS for human therapeutic applications.

3.  Implement Commercialization and Marketing Proceedures            42 months
Formulate and provide report of marketing and commercialization programs and procedures intended to be used for commercialization of the LICENSED INVENTIONS, including such procedures to be implemented by any SUBLICENSEE(S).

4.  Commercial Sales for Human Therapeutic Applications:             48 months
LICENSEE and/or its SUBLICENSEE(S) shall have begun sales of ROYALTY BASE PRODUCTS for therapeutic applications in human patients no later than 48 months.

5. Notwithstanding any term in this AGREEMENT to the contrary, if it becomes necessary for LICENSEE to obtain one or more sublicenses from any third party to whom LICENSOR has granted rights, or to obtain such rights through a further license from LICENSOR, and if LICENSEE'S performance hereunder is thereby delayed, then all dates and corresponding time periods set forth in this Appendix I shall commence and be calculated from the commencement date of the last such sublicense.









                                   APPENDIX II

PATENTS:
-------

A. ISSUED PATENTS:

CASE  NUMBER      TITLE                                    PATENT STATUS
------------      -----                                    --------------

MSC-21560-1     "Three-Dimensional Co-Culture Process"    U.S. Pat No. 5,153,132
                                                          Issued October 6, 1992

MSC-21294-2     "Method for Culturing Mammalian Cells     U.S. Pat No. 5,153,133
                 in a Horizontally Rotated Bioreactor"    Issued October 6, 1992

MSC-21559-1     "Three-Dimensional Cell to Tissue         U.S. Pat No. 5,155,034
                 Assembly Process"                       Issued October 13, 1992

MSC-21293-2     "Method for Culturing Mammalian Cells     U.S. Pat No. 5,155,035
                 in a Perfused Bioreactor                Issued October 13, 1992

MSC-21560-2     "Multi-Cellular Three-Dimensional         U.S. Pat No. 5,308,764
                 Living Mammalian Tissue"                 Issued May 3, 1994

MSC-21984-1     "Cultured Normal mammalian Tissue         U.S. Pat No. 5,496,722
                 and Process"                             Issued March 5, 1996

MSC-21560-3     "Multi-Cellular, Three-Dimensional        U.S. Pat No. 5,627,021
                 Living Mammalian Tissue"                 Issued May 6, 1997

MSC-21984-2     "Media Compositions for Three-            U.S. Pat No. 5,846,807
                 Dimensional Mammalian Tissue Growth     Issued December 8, 1998
                 Under"

MSC-21984-3     "Production of Normal Mammalian Organ     U.S. Pat No. 5,858,783
                 Culture Using a Medium Containing       Issued January 12, 1999
                 Mem- Alpha, Leibovitz L-15, Glucose
                 Galactose Fructose"

MSC-22119-1     "Cultured High-Fidelity                   U.S. Pat No. 5,851,816
                 Three Dimensional Human Urogenital     Issued December 22, 1998
                 Tract Carcinomas and Process"

MSC-22122       "Horizontal Rotating-Wall Vessel          U.S. Pat No. 6,117,674
                 Propagation in Vitro Human Tissue     Issued September 12, 2000
                 Models"